Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES RECEIPT OF ALASKAN TAX CREDIT CERTIFICATES AND ACCESS TO REMAINING $15 MILLION UNDER SENIOR LOAN FACILITY

October 24, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX), or SAE, today announced that it has received approximately $24.4 million of tax credit certificates from the state of Alaska’s Department of Revenue. SAE further announced that as a result of receiving these tax credit certificates, and having substantially satisfied the conditional requirements under its senior term loan facility (the “Senior Loan Facility”), it has been granted access to the remaining $15.0 million of funding available under its Senior Loan Facility.
Jeff Hastings, Chairman and CEO of SAE, commented, “We are very pleased that we have begun to receive tax credit certificates from the State of Alaska sooner than expected and access to the remaining $15.0 million under our Senior Loan Facility ensures our ability to progress through the receipt and monetization of the remaining tax credits. We believe the value that can ultimately be derived from these tax credit certificates, and those yet to be issued, will be highly accretive to the company and to our stockholders.”
While some applications for tax credit certificates are still being processed by the State of Alaska, and certain remaining applications cannot be filed until after January 1, 2017, SAE currently expects to receive an additional $60.5 million of tax credit certificates from the State of Alaska over the next twelve months. While the method, terms and conditions are not certain, the company remains optimistic that it will be able to ultimately monetize a significant portion of its tax credit certificates absent material changes in Alaskan laws and further believes this process could begin before the end of this year. Any amounts received for the tax credit certificates will be applied towards the company’s outstanding accounts receivable. Consistent with the company’s past disclosure practices, however, SAE does not intend to disclose the monetization of any of its tax credit certificates, outside of its customary disclosures made in its periodic filings with the SEC.
Under the terms of SAE’s recently completed comprehensive restructuring, receipt of certificates evidencing Alaskan tax credits in excess of $25.0 million was a condition precedent to the advance of the remaining $15.0 million available under the Senior Loan Facility. Having substantially satisfied this requirement by receiving $24.4 million, or approximately 98%, of the required $25.0 million in face value of tax credit certificates, on October 24, 2016, a majority of the lenders under the Senior Loan Facility entered into Amendment No.1 to the

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Senior Loan Facility agreement, which waived the $25.0 million requirement, thereby granting SAE access to the remaining $15.0 million.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Form 10-Q filed on August 12, 2016, for the period ended June 30, 2016. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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